UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 19, 2014
Facebook, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35551	20-1665019

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1601 Willow Road
Menlo Park, California	94025

(Address of Principal Executive Offices)	(Zip Code)

(650) 543-4800
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

£	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

£	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

£	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

£	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 19, 2014, Facebook, Inc. (“Parent”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Rhodium Acquisition Sub II, Inc., a Delaware corporation and wholly owned (in part directly and in part indirectly) subsidiary of Parent (“Acquirer”), Rhodium Merger Sub, Inc., a Delaware corporation, a direct wholly owned subsidiary of Acquirer (“Merger Sub”), WhatsApp Inc., a Delaware corporation (“WhatsApp”), and Fortis Advisors LLC, as the stockholders’ agent.
Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into WhatsApp (the “First Merger”), and upon consummation of the First Merger, Merger Sub will cease to exist and WhatsApp will become a wholly owned subsidiary of Acquirer. The surviving corporation of the First Merger will then merge with and into Acquirer, which will continue to exist as a wholly owned (in part directly and in part indirectly) subsidiary of Parent. Upon consummation (the “Closing”) of the transactions contemplated by the Merger Agreement (the “Merger”), all outstanding shares of WhatsApp capital stock and options to purchase WhatsApp capital stock will be cancelled in exchange for an aggregate of 183,865,778 shares of Parent’s Class A common stock (valued at $12 billion based on the average closing price of the six trading days preceding February 18, 2014 of $65.2650 per share (“Specified Price”)) and $4 billion in cash to existing WhatsApp securityholders, subject to certain adjustments such that the cash paid will comprise at least 25% of the aggregate transaction consideration. In addition, upon Closing, Parent will grant 45,966,444 restricted stock units to WhatsApp employees (valued at $3 billion based on the Specified Price).
The Merger Agreement contains customary representations, warranties and covenants by Parent and WhatsApp. A portion of the aggregate consideration will be held in escrow to secure the indemnification obligations of the WhatsApp securityholders. The Closing of the Merger is subject to customary closing conditions, including regulatory approvals. The Merger is anticipated to close later in 2014. Upon Closing, Jan Koum, WhatsApp’s co-founder and CEO, will become a member of Parent’s board of directors. In addition, Parent has agreed to file a Registration Statement on Form S-3 covering the resale of the shares of the Company’s Class A common stock to be issued to the stockholders of WhatsApp.
Either Acquirer or WhatsApp may terminate the Merger Agreement if the Closing has not occurred on or before August 19, 2014 (or August 19, 2015 if, as of August 19, 2014, all closing conditions have been completed except for the receipt of certain regulatory approvals). In the event of termination of the Merger Agreement, under certain circumstances principally related to a failure to obtain required regulatory approvals, the Merger Agreement provides for Acquirer to pay or cause to be paid to WhatsApp a fee of $1.0 billion in cash and to issue to WhatsApp a number of shares of Parent’s Class A common stock equal to $1.0 billion (based on the average closing price of the ten trading days preceding such termination date).
Parent intends to issue the shares of Class A common stock described herein in reliance upon the exemptions from registration afforded by Section 4(2) and Rule 506 promulgated under the Securities Act of 1933, as amended.
The foregoing summary of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which will be filed as an exhibit to Parent’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2014.
This Current Report on Form 8-K may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the expected completion of the transactions contemplated by the Merger Agreement and the time frame in which this will occur. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, regulatory approval of the acquisition of WhatsApp or that other conditions to the Closing may not be satisfied, the potential impact on the business of WhatsApp due to the announcement of the acquisition, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, and general economic conditions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Parent’s Annual Report on Form 10-K for 2013. The forward-looking statements included herein are made only as of the date hereof, and Parent undertakes no obligation to revise or update any forward-looking statements for any reason.
Item 3.02. Unregistered Sales of Equity Securities.
See the disclosure under Item 1.01 of this Current Report on Form 8-K.
Item 8.01. Other Events.
On February 19, 2014, Parent issued a press release announcing that Parent had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibit Number    Exhibit Title or Description

99.1	Press release dated February 19, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACEBOOK, INC.

Date: February 19, 2014	By:	/s/ David Ebersman

Name: David Ebersman
Title: Chief Financial Officer

Exhibit Index

Exhibit Number    Exhibit Title or Description

99.1	Press release dated February 19, 2014.